Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS SECOND-QUARTER 2009 RESULTS
WINSTON-SALEM, N.C. (July 29, 2009) — Hanesbrands Inc. (NYSE: HBI), a leading marketer of innerwear, outerwear and hosiery apparel, today reported results for the 2009 second quarter.
Total net sales in the second quarter declined by 8 percent to $986.0 million, while GAAP earnings per diluted share were $0.32, compared with $0.60 in the year-ago second quarter. Excluding restructuring and other actions, non-GAAP earnings per diluted share in the second quarter were $0.42, compared with $0.65 a year ago.
“We are pleased with our second-quarter performance in the midst of a significant recession,” Hanesbrands Chairman and Chief Executive Officer Richard A. Noll said. “We achieved the sales trend improvement that we expected versus the first quarter, and our operating margin excluding actions of 9.8 percent was greater than 2008’s full-year margin of 9.7 percent. We remain sharply focused on execution, cost control, conservative inventory management, and generating cash to pay down debt.”
Noteworthy Financial Highlights
Selected highlights for the quarter ended July 4, 2009, compared with the year-ago quarter ended June 28, 2008, include:
•	Second-quarter sales were $986.0 million, compared with $1.07 billion a year ago. The 8 percent sales decline was better than the decline rate of the past two sequential quarters, which were also impacted by the recession. Total net sales declined by 13 percent in the first quarter 2009 and by 11 percent in the 14-week fourth quarter of 2008.

The sales decline rate for the Innerwear segment, which consists of replenishment-oriented basic apparel, continued in the mid-single digits. Second-quarter sales declined by 4 percent, compared with a decline of 6 percent in the first quarter.

Hanesbrands Inc. Reports Second-Quarter 2009 Results — Page 2
Outerwear segment sales saw the significant trend improvement that the company anticipated. Second-quarter outerwear sales declined by 11 percent, compared with the first quarter’s 21 percent decline. Based on the strength of advance orders, especially fleece, the company expects continued sequential improvement in the segment’s sales decline rate with third-quarter sales expected to decline in the mid-single digits or better.

The second-quarter sales decline in the International segment was 20 percent, similar to the decline in the first quarter. Excluding the impact of foreign exchange rates on currency, International sales declined by 11 percent in the second quarter. Based on current currency trading trends, the negative currency effect is expected to diminish in the third and fourth quarters.

Hosiery segment sales declined by 14 percent in the second quarter, compared with a 21 percent decline in the first quarter.

“We are trending in the right direction,” Noll said. “We saw the decline rate improve sequentially in three of our four primary segments. We are now eagerly watching retail sell-through during the important back-to-school season. We expect single-digit declines in the third quarter’s total net sales, and depending on retail sell-through during the back-to-school season, the rate of sales decline could improve over the second-quarter’s sales decline.”

•	GAAP operating profit was $84.1 million in the quarter, down from $113.1 million a year ago.

Hanesbrands was able to protect its margins through cost-reduction efforts despite sales declines. The second-quarter’s operating profit margin excluding actions was 9.8 percent, which was better than the 2008 full-year operating profit margin excluding actions of 9.7 percent.

•	Hanesbrands ended the quarter with inventory of $1.23 billion, down $56 million from the beginning of the year and in line with the company’s plan to reduce its year-end inventory to $1.15 billion or less. Inventory reduction supports Hanesbrands’ goal to reduce long-term debt by $300 million in 2009.

“We are very pleased with our ability to protect margins in this economic climate,” Hanesbrands Executive Vice President and Chief Financial Officer E. Lee Wyatt said. “This is a significant achievement. We are tightly managing our SG&A and are executing on the business model that we laid out for this year, which includes inventory and debt reduction.”
(Diluted EPS excluding actions, operating profit excluding actions, gross profit excluding actions, SG&A excluding actions, net income excluding actions, EBITDA, and the margins on sales of these measures are non-GAAP measures used to better assess underlying business performance because they exclude the effect of unusual actions that are not directly related to operations. The unusual actions in the current or year-ago periods were restructuring and related charges, nonrecurring spinoff-related expenses, other expenses, and the tax effect on these items. See Table 4 for details and reconciliation with reported operating results consistent with generally accepted accounting principles.)

Hanesbrands Inc. Reports Second-Quarter 2009 Results — Page 3
Other Comments
Hanesbrands continues to leverage the strength of its brands and the company’s marketing investments. In April, Hanesbrands entered a multiyear agreement with a major mass merchandise retailer to become the exclusive supplier of plus-sized T-shirts, fleece and other outerwear apparel through its Just My Size brand across all the retailer’s doors.
In August, Hanesbrands will begin shipping Playtex 18-hour bras to a national department store chain, increasing the brand’s leading distribution in the United States to the mass, mid-tier and department store channels.
Continued marketing investment in Hanes is allowing the brand to continue to broaden distribution with space and share gains in the important mid-tier retailer channel. For example, Hanes is launching new innerwear programs beginning in January 2010 in two major national mid-tier store chains. The Champion brand is also capitalizing on its strength as evidenced by increased penetration of the sporting-goods and department-store channels, including new programs in 2010.
These continued investments in driving big brands through key items play an important role as the company strives to reach its long-term growth goals.
“Our strategies are working, and the year is progressing as we expected,” Noll said. “We are successfully navigating the recession, and we are nearing the startup of our Asian fabric manufacturing plant in Nanjing, China, as we seek to generate growth momentum going into 2010.”
Webcast Conference Call
Hanesbrands will host a live Internet audio webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The live Internet broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 5:30 p.m. EDT.
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands corporate Web site. A telephone playback will be available from approximately 7 p.m. EDT today until midnight EDT on Aug. 5, 2009. The replay will be available by calling toll-free (800) 642-1687, or via toll-call at (706) 645-9291. The replay pass code is 18872708.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results,

Hanesbrands Inc. Reports Second-Quarter 2009 Results — Page 4
performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to execute our consolidation and globalization strategy, including migrating our production and manufacturing operations to lower-cost locations around the world; our ability to successfully manage social, political, economic, legal and other conditions affecting our foreign operations and supply chain sources; current economic conditions; consumer spending levels; the risk of inflation or deflation; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; our debt and debt service requirements that restrict our operating and financial flexibility, and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; failure to protect against dramatic changes in the volatile market price of cotton; the impact of increases in prices of other materials used in our products and increases in other costs; our ability to effectively manage our inventory and reduce inventory reserves; retailer consolidation and other changes in the apparel essentials industry; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2008 Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 45,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
# # #

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Six Months Ended
	July 4, 2009	June 28, 2008	% Change	July 4, 2009	June 28, 2008	% Change
Net sales:
Innerwear	$611,779	$636,335		$1,125,593	$1,180,065
Outerwear	231,654	260,137		446,561	532,342
International	104,073	130,903		187,275	235,539
Hosiery	42,584	49,734		95,356	116,475
Other	5,634	4,174		8,277	15,295

Total segment net sales	995,724	1,081,283		1,863,062	2,079,716
Less: Intersegment	9,702	9,112		19,199	19,698

Total net sales	986,022	1,072,171	-8.0%	1,843,863	2,060,018	-10.5%

Cost of sales	658,631	691,215		1,258,596	1,334,098

Gross profit	327,391	380,956	-14.1%	585,267	725,920	-19.4%
As a % of net sales	33.2%	35.5%		31.7%	35.2%

Selling, general and administrative expenses	230,699	266,427		453,937	521,039
As a % of net sales	23.4%	24.8%		24.6%	25.3%

Restructuring	12,544	1,442		31,215	4,000

Operating profit	84,148	113,087	-25.6%	100,115	200,881	-50.2%
As a % of net sales	8.5%	10.5%		5.4%	9.8%

Other expenses	168	—		4,114	—
Interest expense, net	44,807	37,635		81,607	78,029

Income before income tax expense	39,173	75,452		14,394	122,852
Income tax expense	8,618	18,108		3,167	29,484

Net income	$30,555	$57,344	-46.7%	$11,227	$93,368	-88.0%

Earnings per share:
Basic	$0.32	$0.61		$0.12	$0.99
Diluted	$0.32	$0.60	-46.7%	$0.12	$0.97	-87.6%

Weighted average shares outstanding:
Basic	95,023	94,355		94,724	94,395
Diluted	96,167	96,059		95,607	95,839

TABLE 2
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 4, 2009	January 3, 2009
Assets
Cash and cash equivalents	$47,561	$67,342
Trade accounts receivable, net	505,302	404,930
Inventories	1,234,543	1,290,530
Other current assets	325,111	347,523

Total current assets	2,112,517	2,110,325

Property, net	617,072	588,189
Intangible assets and goodwill	463,670	469,445
Other noncurrent assets	382,832	366,090

Total assets	$3,576,091	$3,534,049

Liabilities
Accounts payable and accrued liabilities	$584,701	$640,910
Notes payable	64,013	61,734
Accounts receivable securitization facility	226,000	45,640

Total current liabilities	874,714	748,284

Long-term debt	1,993,930	2,130,907
Other noncurrent liabilities	468,302	469,703

Total liabilities	3,336,946	3,348,894

Equity	239,145	185,155

Total liabilities and equity	$3,576,091	$3,534,049

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	July 4, 2009	June 28, 2008

Operating Activities:
Net income	$11,227	$93,368
Depreciation and amortization	45,629	54,960
Other noncash items	18,576	7,526
Changes in assets and liabilities, net	(48,915)	(205,816)

Net cash provided by (used in) operating activities	26,517	(49,962)

Investing Activities:
Purchases of property and equipment, net, and other	(69,037)	(74,020)

Financing Activities:
Net borrowings on notes payable, debt, stock repurchases and other	22,828	45,533

Effect of changes in foreign currency exchange rates on cash	(89)	1,131

Decrease in cash and cash equivalents	(19,781)	(77,318)

Cash and cash equivalents at beginning of year	67,342	174,236

Cash and cash equivalents at end of period	$47,561	$96,918

TABLE 4
HANESBRANDS INC.
Supplemental Financial Information
(Amounts in thousands, except per-share amounts)
(Unaudited)
Reconciliation of Reported Operating Results with
Certain Information Excluding Actions

	Quarter Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008

A. Excluding actions data

Gross profit	$327,326	$385,589	$590,788	$733,111
SG&A	$230,440	$265,849	$453,222	$519,818
Operating profit	$96,886	$119,740	$137,566	$213,293
Net income	$40,622	$62,400	$43,648	$102,801
Earnings per diluted share	$0.42	$0.65	$0.46	$1.07
Weighted average diluted shares outstanding	96,167	96,059	95,607	95,839

As a % of net sales
Gross profit	33.2%	36.0%	32.0%	35.6%
SG&A	23.4%	24.8%	24.6%	25.2%
Operating profit	9.8%	11.2%	7.5%	10.4%
Net income	4.1%	5.8%	2.4%	5.0%

B. Operating results excluding actions

Gross profit as reported	$327,391	$380,956	$585,267	$725,920
Accelerated depreciation included in Cost of sales	(224)	4,633	2,274	7,191
Inventory write-off included in Cost of sales	159	—	3,247	—

Gross profit excluding actions	$327,326	$385,589	$590,788	$733,111

SG&A as reported	$230,699	$266,427	$453,937	$521,039
Spinoff-related expenses included in SG&A	(74)	—	(360)	—
Accelerated depreciation included in SG&A	(185)	(578)	(355)	(1,221)

SG&A excluding actions	$230,440	$265,849	$453,222	$519,818

Operating profit as reported	$84,148	$113,087	$100,115	$200,881
Gross profit actions	(65)	4,633	5,521	7,191
SG&A actions	259	578	715	1,221
Restructuring	12,544	1,442	31,215	4,000

Operating profit excluding actions	$96,886	$119,740	$137,566	$213,293

C. Net income excluding actions

Net income as reported	$30,555	$57,344	$11,227	$93,368
Gross profit actions	(65)	4,633	5,521	7,191
SG&A actions	259	578	715	1,221
Restructuring	12,544	1,442	31,215	4,000
Other expenses	168	—	4,114	—
Tax effect on actions	(2,839)	(1,597)	(9,144)	(2,979)

Net income excluding actions	$40,622	$62,400	$43,648	$102,801

D. EBITDA

Net income	$30,555	$57,344	$11,227	$93,368
Interest expense, net	44,807	37,635	81,607	78,029
Income tax expense	8,618	18,108	3,167	29,484
Depreciation and amortization	21,579	28,696	45,629	54,960

Total EBITDA	$105,559	$141,783	$141,630	$255,841